EXHIBIT 10.21

DATED	2014

BETWEEN
CONMED U.K. LIMITED(1)

PAT BEYER(2)

SERVICE AGREEMENT

CONMED U.K. Limited
73/74 Shrivenham Hundred Business Park
Swindon SN6 8TY

Parties:

(1)
CONMED U.K. LIMITED a company registered in England and Wales with company number 03535936 whose registered office is situated at 73/74 Shrivenham Hundred Business Park, Swindon SN6 8TY (“we”, “us”, “the Company”)

(2)	PAT BEYER of [The Dial House, St Peter Street, Marlow, Buckinghamshire SL7 1NQ (“you”)

1.	Definitions and Interpretation

1.1	In this Agreement the following expressions will, unless the context otherwise requires, have the meanings set opposite them:

“Garden Leave”- any period during which the Company exercises its rights under clause 15;

“Group Company” - the Company, its subsidiaries or holding companies from time to time and any subsidiary of any holding company from time to time (for which purpose "holding company" and "subsidiary" shall have the meanings ascribed to them by Section 1159 of the Companies Act 2006 as amended) or any other business controlled by the Company or CONMED Corporation (“CONMED”);

“Termination Date” - the date on which your employment terminates or, if the Company exercises any of its powers under clause 16.1, 12 months immediately before the date such powers are exercised and references to "from the Termination Date" mean from and including the date of termination;

“WTR”- the Working Time Regulations 1998.

1.2	In this Agreement:

1.2.1	words and expressions defined in the Companies Act 2006, unless the context otherwise requires, have the same meanings when used in this Agreement;

1.2.2	any reference to this Agreement or to any other document include any permitted variation or amendment to this Agreement or such other document;

1.2.3	the use of the singular includes the plural and vice versa and words denoting any gender will include a reference to each other gender;

1.2.4	any reference to a clause or schedule is, except where expressly stated to the contrary, reference to the relevant clause of or schedule to this Agreement;

1.2.5	Clauses and schedule headings and the use of bold type are included for ease of reference only and will not limit or affect the construction or interpretation of any provision of this Agreement;

1.2.6
any reference to any statute, statutory instrument, order, regulation or other similar instrument (including any EU order, regulation or instrument) will be construed as including references to any statutory modification, consideration or re-enactment of that provision (whether before or after the date of this Agreement) for the time being in force including all instruments, orders or regulations then in force and made under or deriving validity from it;

1.2.7	any phrase introduced by the terms ‘include’, ‘including’, ‘in particular’ or any similar expression will be construed as illustrative and will not limit the sense of the words preceding those terms.

2.	Term of Employment and Probationary Period

2.1
Your employment with the Company will begin on [9 December 2014] and this is the date that your continuous employment commences. It shall continue subject to the remaining terms of this Agreement unless or until determined by either you or the Company in accordance with clause 14 or clause 15 below. No employment with any previous employer counts towards your continuous period of employment with the Company.

3.	Job Title and Duties

3.1
Your job title is Executive Officer. This does not limit your duties, which may include such duties that would reasonably be expected to fall within this job title together with such other duties, consistent with your status, as may reasonably be assigned to you from time to time. Unless otherwise notified, you will report to Curt Hartman, the CEO of CONMED (“the CEO”) and will be responsible for managing, supervising and overseeing CONMED’s international business.

3.2
You are required to devote your full time and attention during normal working hours to the performance of your duties and to act in the best interests of the Company at all times. You may be required to perform services for any Group Company without further remuneration (unless otherwise agreed) and your obligations under this Agreement will equally apply to such Group Company.

3.3
You shall act to the best of your abilities, knowledge and expertise and not do or willingly permit to be done anything which harms the interests of the Company. You shall at all times and in all respects promptly and faithfully comply with the proper and reasonable directions of the CEO and will keep the CEO fully and promptly informed (in writing if so required) of your conduct of the business and give the CEO such information relating to the Company and any Group Company to which your duties relate as may be requested from time to time.

3.4
You must comply with all rules, regulations, codes of practice, codes of conduct, policies and procedures that relate to the Company or any Group Company and shall use your best endeavours to ensure that the Company and each Group Company complies in all material respects with the rules, procedures, policies and codes of any professional organisation or association of which it is or they are a member.

3.5	Without prejudice to the generality of clause 3.3 you shall ensure that the CEO is promptly made aware of:

a)	any activity, actual or threatened, which might affect the interests of the Company and/or any Group Company;

b)	any actual, potential, or maturing business opportunity enjoyed by the Company or any Group Company;

c)	your own misconduct or the misconduct of any agent, employees, officer, or worker of the Company or any Group Company of which you are, or ought reasonably to be, aware;

d)
any offer of engagement or approach made by a competing business to you or any agent, employee, officer, or worker of the Company or any Group Company of which you are, or ought reasonably to be, aware;

e)
the intention (whether settled or not) of you or any agent, employee, officer, or worker of the Company or any Group Company who reports directly or indirectly to you to resign from their employment or engagement with the Company or any Group Company and which arises in relation to the business area for which you are responsible.

3.6
You will not without the CEO’s prior written consent incur any expenditure, engage or employ any person, dismiss any employee or enter into any commitment, contract or arrangement outside the scope of your normal duties or hold yourself out as having authority to do any of the acts described in this clause.

3.7	During your employment (including any period of notice), you will not without first obtaining the CEO’s prior written consent:

a)
undertake any other paid employment nor carry on or be concerned or interested directly or indirectly whether alone or with any other person in any other trade or business whatsoever, which for the avoidance of doubt shall include the setting up of a company or business (other than as a holder of not more than 5% of the shares or debentures of any company or whose shares are listed on a recognised stock exchange);

b)	take any steps that are preparatory to competing with the business of the Company or any Group Company other than making a bona fide application for new employment;

c)	accept any benefits from third parties or take undeclared profits from your position.

3.8
You confirm that you have disclosed in writing to the CEO all circumstances existing at the date of this Agreement which would require the consent of the CEO under clause 3.7 above and all circumstances in respect of which there is, or may be, a conflict of interest between the Company or any Group Company and you or any of your connected person. You agree to disclose fully to the CEO any such circumstances which may arise during your employment.

4.	Employee Warranties

4.1	You represent and warrant that:

a)
you will not, as a consequence of entering into or performing this Agreement or any other agreements or arrangements made between you and the Company or any Group Company, be in breach of any terms binding upon you of any contract, agreement, undertaking, court order or arrangement with, or any obligation to any third party;

b)	you are entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if you cease to be so entitled during your employment;

c)
you are not subject to any restriction which will hinder or restrict you from performing any duties which you are or may be required to perform under this Agreement or any other agreements or arrangements made between you and the Company or any Group Company;

d)	you have no unspent criminal convictions;

e)
you will whenever required co-operate fully with all requests for the completion of any form of background check or referencing that may be required by law or otherwise reasonably specified for the performance of your contractual duties;

f)
all of the information that you have provided to the Company, and any third party acting on behalf of the Company, prior to the commencement of your employment is to your knowledge complete, true and up-to-date and you have not deliberately omitted any information relevant to your employment.

5.	Place of Work

5.1
Your normal place of work is the Company’s registered office for the time being but the Company reserves the right to require you to work elsewhere in the United Kingdom either temporarily or permanently where reasonably necessary for the purposes of the Company’s business.

5.2
It is unlikely that you would be required to work abroad other than for occasional, short, business trips. Should you be required to work abroad for a period of a month or more we will agree with you, in advance, suitable arrangements regarding travel, time away on assignments and time at home. During any such period, with the exception of these agreed arrangements, your normal terms and conditions will remain the same unless varied by agreement.

6.	Remuneration and Benefits

6.1
You will be paid a basic salary of £270.300 per annum, in equal monthly instalments on or before the 24th day of every month or as soon thereafter as practicable. Payment will normally be made by credit transfer into a bank account nominated by you.

6.2
You will be eligible for a car allowance paid monthly in equal instalments of £1,000 per month, on or before the 24th day of every month or as soon thereafter as practicable. This payment will be subject to any customary tax withholdings.

6.3
You will have a performance review in July each year, at which time the Company will also review your salary. Additional reviews of your performance may take place at the Company’s absolute discretion. The Company is under no obligation to increase your basic remuneration at each or any performance review. There will be no review of salary after either you or the Company has given notice to terminate your employment.

6.4
You may participate in the Company's occupational pension scheme (or such other registered pension scheme as may be established by the Company to replace this scheme) subject to the rules of the scheme and the tax reliefs and exemptions available from HM Revenue & Customs, in both cases as amended from time to time. Full details of the Company’s pension scheme may be obtained from the HR department. A contracting-out certificate (issued in accordance with Chapter 1 of Part III of the Pension Schemes Act 1993) is not in force in respect of your employment.

6.5
The Company may award discretionary bonuses from time to time. Where the Company decides to award a bonus, it will normally be dependent on both your and the Company’s performance although the award of any bonus is entirely at the Company’s discretion. The award of a bonus in one year does not imply any entitlement in respect of future years and there will be no entitlement to receive any bonus if your employment has terminated or you are under notice of termination at the expected date for payment.

6.6
You shall be eligible for death in service cover of a sum equal to at least 3 times your basic annual salary subject to your acceptance of the rules of the applicable scheme run by or in respect of the Company and your being accepted and continuing to be accepted by the scheme.

6.7
You shall be eligible to participate in the Company’s medical insurance scheme subject to your being accepted and continuing to be accepted by the scheme and your acceptance of the rules of the applicable scheme.

6.8
You will be eligible to participate in the Company’s long-term disability insurance scheme which provides benefits to employees who have been absent from work due to ill health for a continuous period of 28 weeks and who meet all the other qualifying criteria stipulated by the insurers. Payment of this benefit is subject to compliance with the rules of the scheme in force from time to time. The Company may at its absolute discretion discontinue, vary or amend the scheme at any time without compensation. If you are in receipt of benefits under this scheme you shall not be entitled to any other benefits or remuneration from the Company, save for the other insured benefits specified in this clause 6.8 (subject always to the rules of the applicable scheme).

6.9
The Company shall have no liability to continue to pay benefits under any insurance scheme or otherwise unless it receives payment of the benefit from the insurer under the scheme. If the insurer refuses for any reason to provide long-term disability insurance benefits to you the Company shall not be liable to provide you any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

6.10
You are eligible for personal accident and travel insurance subject to your acceptance of the rules of the applicable scheme run by or in respect of the Company and your being accepted and continuing to be accepted by the scheme.

6.11
The Company may at its discretion change the provider of any of the benefits under this clause 6 and your continued eligibility for these benefits will be subject always to your acceptance by the provider and subject to the rules of the applicable scheme in force from time to time.

6.12
For the avoidance of doubt, on termination of your employment however arising you shall not be entitled to any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by the Company or any Group Company in which you may participate.

6.13
Tax, employee’s National Insurance contributions and any other deductions required by law will be deducted from all sums due to you, where appropriate. The Company is also entitled to deduct from your salary or any other payment due to you from the Company any sums owed by you. Such sums include, without limitation, repayment of any loans or advances made to you by the Company, repayment of any excess holiday pay, overpayment of salary or other benefits received by you from the Company and the cost of any damage to or loss of the Company's property caused by you.

6.14	On termination of your employment for whatever reason you may be required to pay, at the Company’s discretion, any sums owed to the Company as a debt within 30 days of termination.

7.	Expenses

The Company will reimburse all expenses reasonably incurred by you in the proper performance of your duties, provided that you comply with any policy on expenses issued by the Company from time to time and that you provide the Company with such vouchers/receipts or other evidence of actual payment of such expenses as the Company may reasonably require.

8.	Normal Hours of Work

8.1
Your normal hours of work are from 9.00 a.m. to 5.00 p.m. Monday to Friday inclusive, and such additional hours without additional remuneration as may be required from time to time for the proper performance of your duties. We reserve the right to vary your hours of work and the starting and finishing times, as we consider necessary to meet the needs of the business.

8.2
It is the Company's understanding that, in accordance with Regulation 20 of the WTR your working time is not measured or pre-determined or is determinable by you. Notwithstanding that, to the extent that Regulation 4(1) of the WTR applies to you, you agree in accordance with Regulation 5 of the WTR that the limit of maximum weekly working time set out in Regulation 4(1) of the WTR will not apply to you during your employment. You acknowledge that you may terminate such opt out at any time by giving the Company not less than three months’ written notice.

9.	Holiday Entitlement

9.1
You are entitled, in addition to the eight normal bank or public holidays, to take 28 working days in each holiday year, which runs from 1 January to 31 December. You will be paid your normal basic remuneration during such holidays and will be required to take some holiday during the Christmas holiday period at the Company’s discretion.

9.2
Effective your first day of employment you will have twenty-eight (28) days. After your first year, you are entitled to one-twelfth of your annual entitlement for each month of service rounded up to the nearest halfday. Unless previously agreed with the Company holiday may not be taken during your probationary period.

9.3
All proposed holiday dates must be agreed in advance by the CEO and must be taken at a time that is convenient to the Company. You will not normally be permitted to take more than 10 consecutive working days at any one time.

9.4
Holiday entitlement unused at the end of the holiday year cannot be carried forward into the next holiday year, unless you have been unavoidably prevented from taking such holiday during the relevant year because of sickness absence or statutory maternity, paternity or adoption leave.

9.5
If you are ill while on personally chosen holiday and have a doctor's certificate that confirms the number of days’ illness, you will be allowed to take the number of days you were ill as holiday at a later time within the same holiday year.

9.6
During any continuous period of absence due to incapacity of one month or more you shall not accrue holiday in accordance with clause 9.5 above but shall instead be entitled to the statutory minimum holiday entitlement specified under the Working Time Regulations.

9.7
Subject to clause 9.8, if you have accrued holiday that you have not taken when your employment terminates, you will be paid at the rate of 1/260th of annual salary for each day accrued but unused. A deduction will be made from your final salary payment if you have taken holiday that you have not accrued, using the same formula.

9.8
If you terminate your employment without the Company's consent before the expiry of the notice required to be given by you pursuant to clause 14.1, or without giving any notice, or if the Company terminates your employment for gross misconduct, you will only be entitled to be paid a nominal sum of £1 in respect of your accrued but untaken holiday.

10.	Notification of Sickness or Other Absence and Medical Examination

10.1
If you are unable to attend work for any reason and your absence has not previously been authorised by the Company you must inform an appropriate manager at the Company of your absence and the full reasons for it by 9.30 am on each working day of absence, unless you expect to be off for multiple days in which case you should notify the Company on your first day of absence with an indication of how long you expect to be absent. You must keep the Company informed on a regular basis of your progress and the date of your expected return to work.

10.2
If you are absent from work on account of sickness or injury for a period of less than seven days (including weekends), you need not produce a medical certificate unless you are specifically requested to do so.

10.3
If you are absent from work due to sickness or injury for seven days or more (including weekends) you must provide the Company with a medical certificate or fit note by the eighth day of sickness or injury. Medical certificates must be provided to the Company to cover any continued absence.

10.4
Should the Company so require, you shall at the Company’s expense undergo a medical examination by a medical practitioner nominated by the Company. The results of such medical examination will be reported to the Company, but your own doctor will be sent a copy of the medical practitioner’s report on request. The Company reserves the right to postpone your return to work after a period of absence in respect of which you have provided a sickness certificate or fit note until it has received a report from a medical practitioner confirming that you are fit to return.

11.	Sick Pay

11.1
If you are absent from work due to sickness, injury or accident and comply with the requirements in this clause 11 and with the provisions of the Company’s Sick Pay and Absence policy in force from time to time you will be paid: company sick pay in accordance with clause 11.2; and/or SSP in accordance with the provisions of the applicable legislation.

11.2	Company sick pay will be paid for up to a maximum of 26 weeks in any 12 month period and when payable will be as follows:

11.2.1    6 weeks at your normal basic salary (less an amount equal to your SSP), if you have been employed for more than 90 days but less than 1 year;

11.2.2    12 weeks at your normal basic salary (less an amount equal to your SSP), if you have been employed between 1 year and 5 years; and

11.2.3     26 weeks at your normal basic salary (less an amount equal to your SSP) if you have been employed for more than 5 years.

11.3
Where a continuing period of sickness absence covers an anniversary of employment, which would otherwise have entitled you to an increased period of company sick pay, the lower entitlement will continue to apply for that episode of sickness absence.

11.4	In the first 90 days of your employment, you will not be entitled to any payment other than SSP where this is payable in accordance with the SSP rules.

11.5
If your role is eligible for commission or sales bonus, your entitlement (if any) to such payments during periods of sickness absence will be governed by the terms of the commission/bonus policy in force from time to time.

11.6
If you are provided with items to enable you to carry out your duties including but not limited to car fuel cards, mobile phones, laptops and Blackberries the Company may at its discretion require you to return these items or to cease using them for any periods during which you are absent through illness or injury.

11.7
If you are absent from your duties due to sickness or injury for a period or periods in excess of your maximum company sick pay entitlement the Company shall not be required to pay you any salary or any other form of remuneration apart from any SSP entitlement for the remainder of the period of absence during which your company sick pay entitlement is exhausted. Entitlement to company sick pay for any further periods of absence will be determined according to the amount of sick pay received over a 12 month reference period as specified in clause 11.2. If the Company at is absolute discretion decides to pay any additional sick pay in excess of your contractual and statutory entitlements, payment made on any one occasion of sickness or illness should not be viewed as setting a precedent for future payments.

11.8
Your entitlement (if any) to company pension contributions and car allowance will cease for periods of absence after exhaustion of your company sick pay entitlement. Further information can be found in the company car policy in force from time to time.

11.9
If you are absent from work because of illness or incapacity for 12 continuous weeks or an aggregate of 28 weeks or more in any twelve (12) month period the Company has the right to fill your position with a permanent replacement. Should you return to work after your position is filled, the Company will take reasonable steps to find a comparable position if one is available. The right of the Company to terminate your employment under the terms of this Agreement will apply even where such termination would or might cause you to forfeit any entitlement to company sick pay, long term disability payments or any other payments.

11.10
If any period of sickness absence is or reasonably appears to be caused by any third party actions in respect of which damages are or may be recoverable, you must immediately notify the Company of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and all relevant particulars that the Company may reasonably require. You shall if required cooperate in any related legal proceedings pursue and shall refund to the Company that part of any damage or compensation recovered by you that relates to loss of earnings for the period of sickness absence as reasonably determined by the Company, provided that the amount to be refunded shall not exceed the smaller of the total amount paid to you by the Company in respect of the period of sickness absence or the total amount recovered (net of costs incurred in connection with such recovery).

12.	Confidentiality

12.1
In this Agreement “Confidential Information” means all information relating to the business, organisation, transactions, finances, processes, specifications, methods, designs, formulae, technologies, business activities, approaches, business models, techniques, contact information on the Company’s database of and concerning the Company and its clients, customers and suppliers, which the Company regards, or could reasonably be expected to regard, as confidential.

12.2
Except as authorised or required by your duties you shall keep secret and shall not use or disclose and shall use your best endeavours to prevent the use or disclosure by or to any person of any of the Company’s Confidential Information which comes to your knowledge during your employment. If you misuse or disclose to an unauthorised person confidential information you will be subject to disciplinary action which may result in your dismissal. A serious breach of this clause 12.2 by you may result in your immediate dismissal without notice or pay in lieu of notice.

12.3
You agree that Confidential Information includes details of any Relevant Customer (as defined in clause 17.1) whom you have encountered in the course of your employment with the Company and you agree that any such person who is a connection, friend, etc on any social or business networking site or similar on the Internet will be removed as a friend, connection etc no later than the last day of your employment.

12.4
The restriction in clause 12.2 shall apply during and after the termination of your employment without any time limit but shall cease to apply to information or knowledge which has in its entirety become public knowledge otherwise than through an unauthorised disclosure or through any breach by you of the restrictions in this clause 12.

12.5	The provisions of this clause 12 are without prejudice to your duties and obligations that are also implied into this Agreement at common law.

13.	Disciplinary and Grievance Procedures

13.1
The disciplinary procedure which applies to you, is contained in the Employee Handbook. If you are dissatisfied with any disciplinary or dismissal decision taken in relation to you, you may appeal in writing to the General Manager of the Company, as further specified in the disciplinary procedure.

13.2
If you have a grievance about your employment, you are entitled to raise a complaint in writing to your line manager, or as otherwise specified under the Company’s grievance policy, which is contained in the Employee Handbook.

13.3	The grievance and disciplinary procedures are not contractually binding on the Company. The Company may alter them, or omit any or all of their stages, when it considers appropriate.

13.4
In order to investigate a complaint against you, the Company may at its absolute discretion suspend you from work on full pay and benefits and exclude you from any premises of the Company and any Group Company for so long as it deems necessary to carry out a proper investigation and to hold any appropriate disciplinary hearings and may appoint someone in your absence to perform your duties.

13.5	During any period of suspension:

a)	you shall remain an employee of the Company and bound by the terms of this Agreement;

b)	you shall ensure that the Company knows where you will be and how you can be contacted during each working day (except during any periods taken as holiday in the usual way);

c)
the Company may require you not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company.

14.	Notice Period and Termination of Employment

14.1	Either party may terminate the contract by giving to the other six months’ written notice.

14.2
The Company reserves the right, in its sole and absolute discretion to dispense with the notice required by clause 14.1. In such circumstances, the Company will instead write to you notifying you that your employment will terminate immediately and that it will make a payment to you in lieu of notice of all or the remaining part of any period of entitlement to notice equivalent to your basic salary and the value of contractual benefits in kind excluding any bonus.

14.3
The Company may pay any sums due under clause 14.2 in equal monthly instalments until the date on which the notice period referred to at clause 14.1 would have expired if notice had been given. You shall be obliged to seek alternative income during this period and to notify the Company of any income so received. The instalment payments shall then be reduced by the amount of such income.

14.4
You shall have no right to receive a payment in lieu of notice unless the Company has exercised its discretion in clause 14.2. Nothing in this clause 14 shall prevent the Company from terminating your employment in breach.

14.5
Notwithstanding clause 14.2 you shall not be entitled to any payment in lieu of notice if the Company would otherwise have been entitled to terminate your employment without notice in accordance with clause 15. In that case the Company shall also be entitled to recover from you any payment in lieu (or instalments thereof) already made.

15.	Garden Leave

15.1	The Company may, in its absolute discretion, following service of notice to terminate your employment by either party, for all or part of the notice period referred to at clause 14.1:

a)	exclude you from the premises of the Company or any Group Company;

b)	require you to take any accrued but untaken holiday;

c)	require you to carry out alternative duties;

d)	require you to carry out no duties; and/or

e)
instruct you not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company, and during any such period you may not be employed by, or provide services, whether or not paid, to any third party without the consent of the Company and will keep the Company informed of your whereabouts and how you can be contacted during each working day (except during any periods taken as holiday in the usual way).

15.2	During any such period the Company:

a)	will be under no obligation to provide any work to you or vest any powers in you; and

b)	may employ or appoint any other person to carry out your duties and functions and exercise your powers under this Agreement; and

c)
will be entitled to announce to employees, clients or customers, suppliers, agents and consultants and to any other third party that you have been given notice of termination or have resigned (as the case may be).

16.	Termination Without Notice

16.1	Notwithstanding the provisions of clause 14, the Company may terminate your employment without notice or payment in lieu of notice:

a)	if you are guilty of gross misconduct and/or negligence in connection with or affecting the business of the Company or any Group Company for which you are required to perform your duties;

b)
in the event of any serious or repeated breach or non-observance by you of any of the terms of this Agreement, or failure by you without reasonable cause to carry out your duties and obligations under this Agreement, having first been notified by the Company in writing of the breach or non-observance and being given a reasonable chance to comply;

c)
if you are convicted of any arrestable criminal offence (other than an offence under the road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed);

d)	if your conduct, whether inside or outside work, brings you or the Company or any Group Company into disrepute or is seriously prejudicial to the interests of the Company or any Group Company;

e)	if any of the warranties set out in clause 4.1 above are found by the Company to be inaccurate, misleading or untrue;

f)
if you become disqualified or disbarred from membership of, or are subject to any serious disciplinary sanction by, any professional or other body, which undermines the confidence of the CEO in your continued employment with the Company;

g)	if you cease to be eligible to work in the United Kingdom.

16.2	Any delay by the Company in exercising any right to terminate summarily under clause 16.1 will not constitute a waiver of that right.

16.3	The proper exercise by the Company of its right of termination under clause 16.1 will be without prejudice to any other rights or remedies which the Company or any Group Company may have against you.

17.	Restrictive Covenants

17.1	In this clause 17 the following expressions have the following meanings:

“Competing Business” means any business in the Territory which competes, or proposes to compete, with any business carried on by the Company or any Group Company in which you were involved (other than on a minimal basis) at any time during the Relevant Period or about which you had access to Confidential Information;

“Confidential Information” - the meaning given to it in clause 12 of this Agreement;

“Critical Person” means any person who was an employee, agent, director, consultant or independent contractor employed, appointed or engaged by the Company or any Group Company which you were involved at any time within the Relevant Period who by reason of such employment, appointment or engagement and in particular his/her seniority and expertise or knowledge of Confidential Information is likely to be able to assist or benefit a business in or proposing to be in competition with the Company or any Group Company;
“Relevant Customer” means any person, firm, company or organisation who or which at any time during the Relevant Period is or was:-

a)
in preliminary discussions involving a face-to-face meeting with the Company or any Group Company during the Relevant Period with a view to considering whether the Company, or any Group Company might provide Relevant Products or Services to such person, firm, company or organisation; or

b)	negotiating with the Company, or any Group Company for the sale or supply of Relevant Products or Services; or

c)	a client or customer of the Company or any Group Company for the sale or supply of Relevant Products or Services,

and in each case with whom or which you were directly concerned or connected or of whom or which you had personal knowledge during the Relevant Period in the course of your employment.

“Relevant Period” means the period of 12 months immediately before the Termination Date;
“Relevant Products or Services” means products or services which are of the same kind as or of a materially similar kind to or competitive with any products or services sold or supplied by the Company or any Group Company within the Relevant Period and with which sale or supply you were directly concerned or connected or of which you had personal knowledge during the Relevant Period in the course of your employment with the Company;
“Territory” means any country in which at the Termination Date the Company or any Group Company carries on business or proposes to carry on business.

17.2
You will not, without the prior written consent of the Company, directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as a principal, shareholder, director, employee, agent, consultant, partner or otherwise, at any time during your employment or:-

a)
for a period of six months from the Termination Date, be engaged, interested or concerned whether as principal, agent, representative, partner, director, employee, joint venturer, investor, consultant or otherwise in any Competing Business, except that you may hold up to 5% of any class of securities of any company listed on a recognised investment exchange

b)
for a period of six months from the Termination Date, be engaged, concerned or interested in any business which at any time during the Relevant Period has supplied products or services to the Company or any Group Company or is or was at any time during the Relevant Period a Relevant Customer of the Company or any Group Company if such engagement, concern or interest causes or would cause the supplier to cease or materially reduce its supplies to the Company or any Group Company or cause or would cause the Relevant Customer to cease or materially to reduce its orders or contracts with the Company or any Group Company; or

c)	for a period of six months from the Termination Date, so as to compete with the Company or any Group

Company, canvass, solicit or approach or cause to be canvassed, solicited or approached any Relevant Customer for the sale or supply of Relevant Products or Services or endeavour to do so; or

d)
for a period of six months from the Termination Date, so as to compete with the Company or any Group Company, deal or contract with any Relevant Customer in relation to the sale or supply of any Relevant Products or Services, or endeavour to do so; or

e)
for a period of six months from the Termination Date, solicit, induce or entice away from the Company or any Group Company or, in connection with any business in or proposing to be in competition with the Company or any Group Company, employ, engage or appoint or in any way cause to be employed, engaged or appointed a Critical Person whether or not such person would commit any breach of his or her contract of employment or engagement by leaving the service of the Company or any Group Company; or

f)	use in connection with any business any name which includes the name of the Company or any Group Company or any colourable imitation of such names.

17.3
Whilst the restrictions in this clause 17 are regarded by the parties as fair and reasonable, each of the restrictions in this clause 17 is intended to be separate and severable. If any restriction is held to be unreasonably wide but would be valid if part of the wording (including in particular but without limitation the defined expressions referred to in clause 17.1) were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid.

17.4
The parties agree that the periods referred to in sub-clauses 17.2 a), b), c), d), and e) will be reduced by one day for every day during which at the Company’s direction and pursuant to clause 15.1 above you have been excluded from the Company's premises and/or have not carried out any duties or have carried out duties other than your normal duties.

17.5
If you apply for or are offered a new employment, appointment or engagement, with any other company firm or person, before entering into any related contract, you will bring the terms of this clause 17 to the attention of the third party proposing directly or indirectly to employ, appoint or engage you.

17.6
If your employment is transferred to any firm, company, person or entity other than a Group Company (the "New Employer") pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, you will, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in this clause 17, protecting the confidential information, trade secrets and business connections of the New Employer.

17.7
The obligations entered into by you in this clause 17 are given to the Company for itself and as trustee for each and any Group Company and the Company declares that, to the extent that such obligations relate to any Group Company, the Company holds the benefit of them as trustee.

17.8
You will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which you agree to be bound by restrictions corresponding to those restrictions in this clause 17 (or such of those restrictions as the Company deems appropriate) in relation to that Group Company.

17.9
The parties confirm that they have entered into the restrictions in this clause 17 having had the opportunity to be separately legally advised. You hereby irrevocably waive any right to claim legal professional or other privilege in respect of such advice.

18.	Intellectual Property Rights

18.1
You agree to disclose promptly to the Company any invention, improvement, design, process, information, copyright work, trade mark or trade name or get-up made, created or discovered by you during your employment (whether capable of being patented or registered or not and whether or not made or discovered during the term of your employment) in conjunction with or in any way affecting or relating to the business of the Company or capable of being used or adapted for use in or in connection with such business (“Intellectual Property Rights”).

18.2	You hereby assign (by way of present and future assignment) with full title guarantee all Intellectual Property

Rights to the Company (or any Group Company designated by the Company) including (with effect from their creation) all future rights and waive such rights (including moral rights) as are not capable of being assigned.

18.3
You will at the request and reasonable expense of the Company, at any time either during or after your employment give all assistance and do all acts and things as may be in the opinion of the Company necessary or desirable to give the full benefit of clause 18.2 of this Agreement to the Company.

18.4	You warrant that you will not, during your employment, infringe the intellectual property rights of another person.

18.5
For the avoidance of doubt, the provisions of this clause 0 will remain in full force and effect even if your employment or this Agreement terminates for any reason other than by repudiatory breach of the Company.

19.	Recorded Material and Company Property

19.1
All notes, memoranda, documents, designs, drawings or other recorded material, whether in written or electronic form and all other materials, including but not limited to the Confidential Information (as defined in clause 12), which may have been made or prepared by you, or at your request, or have come into your possession or under your control in the course of your employment and which relate in any way to the business (including prospective business) or affairs of the Company or of any client, customer, supplier, agent, distributor, sub-contractor or employee thereof shall be deemed to be the property of the Company.

19.2
All such material and all property, including any computer equipment (which shall include all cables, cases, disks and related equipment), tablet, mobile telephone and any other electronic device or equipment belonging to the Company that is in your possession or under your control must be returned to the Company upon request, and in any event upon the termination of your employment.

19.3
You will co-operate with any request from the Company to provide access (including disclosing passwords) to any equipment of the type referred to in clause 19.2, whether or not owned by the Company (and any website or cloud storage) which contains information or materials relating to the Company or any of its clients, employees or suppliers. You will permit the Company to inspect, copy or remove any material relating to the business of the Company.

20.	Data Protection

20.1
As your employer, the Company needs to keep information about you and will hold computer records and personnel files containing your personal data. This personal data includes, without limitation, your employment application, references, bank details, performance appraisals, holiday and sickness records, salary reviews and remuneration details and other records which may include sensitive personal data relating to your health and ethnic origin. The Company processes such personal data for personnel, administration, compliance, regulatory and management purposes and to comply with its obligations regarding the processing of employee/worker records. Your right of access to this data is as prescribed by law.

20.2
You agree that the Company may process personal data relating to you including, without limitation, sensitive personal data relating to your health and ethnic origin, for personnel, administration, regulatory and management purposes (including the processing of sensitive data for ethnic origin monitoring purposes) and may, when necessary for these purposes or as required by law, make such data available to the following entities:

a)	its advisers;

b)	parties providing products and/or services to the Company (including, without limitation IT systems suppliers, and pension, benefits and payroll administrators);

c)	regulatory authorities (including the HM Revenue & Customs and the police);

d)	any potential purchasers of the Company or its business; and

e)	group companies,

including all such entities set out in clauses 20.2a)-e) which are located outside the European Economic Area.

21.	Internet, E-mail and Social Media

21.1
The Company reserves the right at any time to access and monitor e-mail messages sent or received (in whatever form) by you and any messages or information accessed or downloaded by you from the Internet, as well as the contents of any computer provided to you by the Company for the purposes of carrying out your duties. Your privacy cannot therefore be guaranteed. Use of your computer, the e-mail system and access to the Internet is expressly subject to your consenting to this clause 21.

21.2
Any inappropriate use of the Company’s computer system or equipment, including for viewing pornography or other material which might reasonably be considered offensive, or for gambling or other activities that are not appropriate to the use of business equipment, will be treated as a disciplinary offence which may result in your dismissal.

21.3
If you hold any web-based or social media accounts (whether ostensibly for business or social purposes) which substantially relates to your employment with the Company (as opposed to a purely personal account), all data or information held or maintained by you in such account, including connections or contacts, shall be the property of the Company and you must notify the Company of such accounts and regularly update such records including each such account that you open or close and all user details, logins, passwords or similar held by you from time to time in respect of such accounts. You agree to disconnect with any contacts at the request of the Company.

22.	Ethical Business Conduct

The Company has a zero tolerance of unethical business practices. You will be required to adhere to the Conmed Corporation Code of Business Conduct and Ethics, a copy of which will be given to you on joining and your attention is also drawn to information concerning the application of the Bribery Act 2010 which is in the Employee Handbook. Breach of Company policies on ethical conduct will be treated as a disciplinary matter and may result in immediate termination of your employment.

23.	Reconstruction and Amalgamation

If your employment is terminated at any time by reason of any reconstruction or amalgamation of the Company or any Group Company, whether by winding up or otherwise, and you are offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this agreement, you shall have no claim against the Company or any such undertaking arising out of or connected with the termination.

24.	Collective Agreements

There are no collective agreements affecting your terms and conditions of employment.

25.	Notices

25.1
A notice given to a party under this agreement shall be in writing in the English language and signed by or on behalf of the party giving it. It shall be delivered by hand or sent to the party at the address given in this agreement or as otherwise notified in writing to the other party.

25.2	A notice required to be given under this Agreement shall be validly given if sent by e-mail.

26.	Entire Agreement

26.1
This agreement and any document referred to in it constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

26.2
Each party acknowledges that in entering into this agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement.

26.3	Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this agreement.

26.4	Nothing in this clause 26 shall limit or exclude any liability for fraud.

27.	No Assignment

Neither this Agreement nor any of the benefits under it will be assignable by you.

28.	Third Party Rights

No one other than a party to this agreement, except any Group Company, shall have any right to enforce any of its terms.

29.	Non-Waiver

No failure by the Company or any relevant Group Company to exercise, nor any delay by the Company or any relevant Group Company in exercising, any right, power or remedy under this Agreement will operate as a waiver of that or any other right, power or remedy of the Company or any relevant Group Company nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

30.	Variation

The Company reserves the right to make reasonable changes to these terms and conditions, including reasonable changes to your job function. You will be deemed to accept any such minor changes unless you notify the Company in writing to the contrary.

31.	Applicable Law and Jurisdiction
This contract shall be governed by and construepMn accordance with the laws of England whose Courts shall have exclusive jurisdiction.

SIGNED ON BEHALF
OF THE COMPANY

NAME IN CAPITALS	/s/ Daniel S. Jonas
Executive Vice President - Legal Affairs & General Counsel

DATE January 7, 2015

I have read, understood and accept the terms and conditions of employment as stated in this document.

SIGNED	/s/ Pat Beyer

BY THE EMPLOYEE	Pat Beyer

DATE: December 9, 2014